Digital Power Reports Financial Results for the Second Quarter Ended June 30, 2009

FREMONT, Calif., August 13, 2009, Digital Power Corporation (NYSE Amex: DPW - News) announced today its financial results for the second quarter ended June 30, 2009.

Digital Power reported revenues of $4,516,000 for the six months ended June 30, 2009, a 31% decrease from revenues of $6,516,000 for the six months ended June 30, 2008. Net profit for the six months ended June 30, 2009, was $51,000, compared to a net profit of $54,000 for the same period in 2008.

Digital Power reported revenues of $2,095,000 for the second quarter of 2009, down by 37% from $3,347,000 for the same quarter last year.  The company also reported an operating loss of $19,000 for the second quarter of 2009, compared to an operating profit of $206,000 for the same quarter last year. Digital Power reported a net loss of $118,000 for the second quarter of 2009, compared to a net profit of $215,000 for the same quarter last year.

Commenting on the results, Amos Kohn, President and CEO, stated, “Given the global recession and its negative impact on virtually all of our customers, the disappointing results in our second quarter were anticipated.  In the second quarter of 2009, the company’s net loss was primarily due to financial expenses incurred in connection with the devaluation of the US Dollar against the UK Pound, the operating currency of our foreign subsidiary.  The actual operating loss was somewhat mitigated by the proactive cost reduction efforts taken early in the quarter; nevertheless, we did, and will continue to, invest in new product development initiatives. As recently announced, these efforts have resulted in winning several new development contracts for full custom, advanced, high-grade, high efficiency power solutions. We are optimistic that these contracts, in turn, will result in multi-year production programs with our key accounts.

Our new designs are full custom solutions for industry leaders in a broadly diversified range of markets, and we believe that they will have a near term demand.”

About Digital Power:
Digital Power Corporation is a world-class solution-driven organization that designs, develops, manufactures, sells/markets and distributes  cutting-edge, high-grade power system solutions to the telecom/datacom, industrial, medical and military/defense industries.  Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635; website: www.digipwr.com.

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2009 and the expected results of modifications to the Company’s strategy.  The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements:” (a) the possibility of net losses in the future; (b) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (c) the current instability of the global economy; (d) the inability of the Company to realize the benefits of the reduction in its cost structures due to changes in its markets or other factors, and the risk that the reduction in costs may limit the Company’s ability to compete; (e) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (f) the ability of the Company to attract, retain and motivate key personnel; (g) dependence on a few major customers; (h) dependence on the electronic equipment industry; (i) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (j) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (k) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (l) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (m) variations in operating results from quarter to quarter; (n) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K.  All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three months		Six months
	Ended June 30,		Ended June 30,
Statement of Operations Data	2009	2008	2009	2008

Revenues	$2,095	$3,347	$4,516	$6,516
Operating profit (loss)	(19)	206	123	41
Net profit (loss)	(118)	215	51	54
Basic net income (loss)
Per share	$(0.018)	$0.032	$0.008	$0.008
Diluted net income (loss)
Per share	$(0.018)	$0.031	$0.008	$0.008

	As of
	June 30,	December 31,
Balance Sheet Data	2009	2008

Working capital	$3,766	$3,412
Total assets	5,677	6,280
Shareholders' equity	4,026	3,606